Exhibit 99.1

MoSys, Inc. Reports Third Quarter 2009 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 27, 2009--MoSys, Inc., (NASDAQ: MOSY), a leading provider of differentiated, high-density memory and high-speed interface (I/O) intellectual property (IP) for the consumer, communications, networking, storage and high-performance computing markets, today reported financial results for the third quarter ended September 30, 2009.

Recent Highlights

  Reported total third quarter revenue of $3.4 million, up 70% sequentially
  Reported third quarter licensing revenue of $1.3 million, up over 300% sequentially and 11% over third quarter 2008
  Added two new customers for high speed serial interface IP for networking applications
  Signed a significant 1T-SRAM DDI (display driver IC) technology license with a large Japanese IDM, also a new customer
  Completed integration of the Prism Circuits and MoSys organizations
  Ended quarter with total cash and investments of $42.7 million

Management Commentary

Commenting on the quarter, Len Perham, MoSys’ President and Chief Executive Officer, stated, “I am very pleased with the progress that we made during the third quarter, our first full quarter as an integrated and unified team. With world-class expertise in memory and interface technology, our engineering team is focused on delivering cutting-edge, system level solutions, which I believe will enable us to increase our addressable market and provide growth opportunities to an expanding customer base.

“In the third quarter, the significant increase in our total revenue was driven by strong growth, both sequentially and year-over-year, in our licensing revenue, which was enhanced by contributions from our high-speed serial interface IP. I see networking and communications applications as a strategic growth area for MoSys and believe that our high-speed interface IP and design expertise, combined with 1T-SRAM, will be a key driver of that growth. I am pleased to report that we added two new customers, both adopting our high speed SerDes interface IP for networking and communications applications. Our goal is to become the partner of choice for our customers’ high-speed interface IP needs by exceeding their expectations while delivering the most competitive, cost-effective and robust solutions. Early in the fourth quarter, we booked a follow-on project from one of these new customers. Also, in October, we signed a significant technology license agreement for 1T-SRAM with a major Japanese IDM, also a new customer to MoSys. The license is initially for DDI applications and may expand into additional applications in the future.”

Mr. Perham concluded, “Overall, I believe our Company is well positioned for future growth based on our current technology offerings and new product initiatives. The integration of the Prism Circuits acquisition is complete and the efforts of the combined team are providing a measurable impact on both our short-term results and long-term opportunities.”

Third Quarter Results

Total net revenue for the third quarter of 2009 was $3.4 million, compared with $2.0 million for the second quarter of 2009 and $4.1 million for the third quarter of 2008.

Third quarter total revenue included licensing revenue of $1.3 million, compared with $306,000 for the second quarter of 2009 and $1.2 million for the third quarter of 2008. The sequential and year-over-year increases in license revenue were primarily driven by growth in revenues from ongoing interface IP projects.

Royalty revenue for the third quarter was $2.0 million, compared to $1.7 million in the previous quarter and $2.9 million in the third quarter of 2008. The sequential increase in royalty revenue was primarily due to an increase in revenue from a major IDM licensee. Most production by this IDM licensee is now subject to a license agreement that provides for royalties on its SoC at a more advanced process node to be reported and recognized in the quarter subsequent to shipment of the licensee’s products, instead of the shipment quarter, as was the case under the previous agreement. The licensee’s transition to the more advanced process node was substantially completed in the second quarter, resulting in increased royalty revenue from this IDM licensee in the third quarter.

Gross margin as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 80 percent, compared with 86 percent for the second quarter of 2009 and 79 percent for the third quarter of 2008.

Total operating expenses on a GAAP basis for the third quarter were $7.9 million, compared with $7.0 million for the previous quarter and $6.8 million for the third quarter of 2008. Third quarter 2009 operating expenses included the first full quarter of expenses from the Prism acquisition, as well as $1.1 million of amortization of intangible assets and contingent compensation expenses and $925,000 of stock-based compensation expense.

GAAP net loss for the third quarter of 2009 was $5.0 million, or ($0.16) per share, compared with a net loss of $5.1 million, or ($0.16) per share, for the second quarter of 2009 and a net loss of $3.2 million, or ($0.10) per share, for the third quarter of 2008.

The non-GAAP net loss for the third quarter was $3.0 million, or ($0.10) per share, excluding acquisition related charges and stock-based compensation. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Earnings per share for the third quarter on both a GAAP and non-GAAP basis were computed using 31,205,000 shares.

Cash, cash equivalents and investments totaled approximately $42.7 million as of September 30, 2009, compared with approximately $67.5 million as of December 31, 2008. The year-to-date decrease in cash and investments included a $13.6 million cash payment related to the acquisition of Prism Circuits, approximately $1.0 million in expenditures related to the exit of the analog/mixed-signal product lines, approximately $0.9 million of stock repurchases and approximately $0.6 million related to the closure of our Korea design center and headcount reductions in the United States.

Third Quarter Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the third quarter 2009 financial results and the business outlook. Investors and other interested parties may access the call by dialing 866-314-4865 in the U.S. (617-213-8050 outside of the U.S.), and entering the pass code 53432374 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for 2 business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code of 46570840.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the income statement the effects of restructuring, stock-based compensation and the effects of certain acquisition-related charges, including amortization of acquired intangible assets, transaction costs and contingent compensation charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated October 27, 2009, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s embedded memory and interface technologies, the Company’s execution and results, improving operational efficiencies, expense and revenue synergies from the acquisition of Prism Circuits, growth of the business and future business prospects and the estimated cost savings from restructuring plans.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance of our proprietary embedded memory and interface technologies, the timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies, our ability to enhance our existing proprietary technologies and develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent reports on form 10-K and form 10-Q filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses differentiated embedded memory and high speed parallel and serial interface IP for advanced SoC designs. MoSys’ patented 1T-SRAM and 1T-FLASH memory technologies offer a combination of high density, low power consumption, high speed and low cost advantages that are unmatched by other available memory technologies for a variety of home entertainment, mobile consumer, networking and storage applications. MoSys’ silicon-proven interface IP portfolio includes DDR3/2 Combo PHYs, as well as SerDes IP that support data rates from 1 Gigabit per second (Gbps) to 10 Gbps, across a wide range of standards, including PCI-Express, XAUI, SATA, USB and 10G KR. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH ™ is a trademark of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Revenue
Licensing	$1,332	$1,198	$2,162	$2,297
Royalty	2,036	2,856	5,753	7,769
Total net revenue	3,368	4,054	7,915	10,066

Cost of Net Revenue
Licensing	682	845	1,278	2,158
Total cost of net revenue	682	845	1,278	2,158

Gross Profit	2,686	3,209	6,637	7,908

Operating Expenses
Research and development	5,180	4,175	12,947	13,012
Selling, general and administrative	2,202	2,641	6,780	8,923
Acquisition-related costs	488	-	922	-
Restructuring charges	-	-	706	-
Total operating expenses	7,870	6,816	21,355	21,935

Loss from operations	(5,184)	(3,607)	(14,718)	(14,027)

Other income, net	139	391	493	2,026
Loss before income taxes	(5,045)	(3,216)	(14,225)	(12,001)

Provision for income taxes	(3)	(22)	(36)	(111)

Net loss	$(5,048)	$(3,238)	$(14,261)	$(12,112)

Net loss per share
Basic and diluted	($0.16)	($0.10)	($0.46)	($0.38)

Shares used in computing net loss per share
Basic and diluted	31,205	31,777	31,239	31,719

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP net loss	$(5,048)	$(3,238)	$(14,261)	$(12,112)
Stock-based compensation expense
-Cost of net revenue	90	111	162	342
-Research and development	332	207	785	936
-Selling, general and administrative	503	660	1,213	2,299
Total stock-based compensation expense	925	978	2,160	3,577

Restructuring charges (1)	-	-	706	-
Amortization of intangible assets (2)	643	197	820	591
Acquisition-related transaction costs (3)	-	-	300	-
Acquisition-related contingent compensation charges (4)	488	-	622	-

Non-GAAP net loss	$(2,992)	$(2,063)	$(9,653)	$(7,944)

GAAP net loss per share	($0.16)	($0.10)	($0.46)	($0.38)
Reconciling items
-Stock-based compensation expense	0.03	0.03	0.07	0.11
-Restructuring charges (1)	-	-	0.02	-
-Amortization of intangible assets (2)	0.02	0.01	0.03	0.02
-Acquisition-related transaction costs (3)	-	-	0.01	-
-Acquisition-related contingent compensation charges (4)	0.01	-	0.02	-

Non-GAAP net loss per share: Basic and diluted	($0.10)	($0.06)	($0.31)	($0.25)

Shares used in computing non-GAAP net loss per share
Basic and diluted	31,205	31,777	31,239	31,719

(1) Charges related to the exit of the analog/mixed-signal product lines and closure of the Korea office.

(2) Non-cash charges for amortization of intangibles arising from acquired assets. These charges are included in research and development expenses.

(3) Charges primarily related to legal and accounting fees incurred from the acquisition of Prism Circuits, Inc. These charges are included in selling, general and administrative expenses.

(4) Contingent earn-out compensation charges arising from the acquisition of Prism Circuits, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2009	2008

Assets
Current assets:
Cash, cash equivalents and investments	$31,998	$44,075
Accounts receivable, net	1,298	688
Unbilled contract receivables	1,083	428
Prepaid expenses and other assets	3,221	2,158
Total current assets	37,600	47,349

Long-term investments	10,671	23,395
Property and equipment, net	1,392	958
Goodwill	23,017	12,326
Intangible assets, net	5,260	-
Other assets	238	1,905
Total assets	$78,178	$85,933

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$501	$167
Accrued expenses and other liabilities	1,877	2,235
Accrued acquisition earn-out liability	5,171	-
Accrued restructuring liabilities	165	1,004
Deferred revenue	1,587	639
Total current liabilities	9,301	4,045

Long-term liabilities	156	-

Stockholders' equity	68,721	81,888

Total liabilities and stockholders’ equity	$78,178	$85,933

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com